EXHIBIT 99.1

Press Release
Las Vegas Sands Reports
First Quarter 2017 Results

For the Quarter Ended March 31, 2017
(Compared to the Quarter Ended March 31, 2016)

- Consolidated Net Revenue Increased 14.3% to $3.11 Billion
- Net Income Increased 41.3% to $578 Million
- GAAP Earnings per Diluted Share Increased 50% to $0.60; Adjusted Earnings per Diluted Share Increased 40.4% to $0.66; and Hold-Normalized Adjusted Earnings per Diluted Share Increased 11.9% to $0.66
- Consolidated Adjusted Property EBITDA Increased 24.9% to $1.15 Billion, With Margin Increasing 310 Basis Points to 36.9%
- Hold-Normalized Adjusted Property EBITDA Increased 9.5% to $1.14 Billion, With Margin Increasing 50 Basis Points to 36.7%
In Macao:

•	Adjusted Property EBITDA Increased 20.5% to $624 Million, While Hold-Normalized Adjusted Property EBITDA Increased 14.3% to $592 Million
At Marina Bay Sands in Singapore:

•	Adjusted Property EBITDA Increased 32.7% to $365 Million, With Margin Increasing 660 Basis Points to 52.1%

•	Hotel RevPAR Increased 10.3% to SGD 603 (US$422)
At Our Las Vegas Operating Properties:

•	Adjusted Property EBITDA Increased 40.2% to $122 Million, Our Strongest Quarterly Result Since 2008

•	Hotel RevPAR Increased 9.5% to $253
- The Company Paid Quarterly Dividends of $0.73 per Share
- The Company Repurchased $150 Million of Common Stock

Las Vegas, NV (April 26, 2017) - Las Vegas Sands Corp. (NYSE: LVS), the world’s leading developer and operator of convention-based Integrated Resorts, today reported financial results for the quarter ended March 31, 2017.

First Quarter Overview

Mr. Sheldon G. Adelson, chairman and chief executive officer, said, “We are pleased to have continued to execute our strategic objectives during the quarter and to have delivered a strong operating performance in each of our markets. The benefits of our convention-based Integrated Resort business model were clearly evident in our financial results, with adjusted property EBITDA increasing 24.9% compared to the first quarter of 2016, reaching $1.15 billion. We also continued to return excess capital to shareholders during the quarter.

“In Macao, the market overall continues to recover and has exhibited growth in each of the last three quarters, while the compelling attractions and entertainment offerings of our industry-leading Cotai Strip property portfolio, recently expanded by the addition of The Parisian Macao, allowed us to deliver visitation growth of 30% across our property portfolio and to increase our hotel occupancy levels by 440 basis points compared to the year ago quarter. Our market-leading critical mass of hotel, retail and entertainment offerings on the Cotai Strip allowed us to grow our mass gaming business by 17% and to expand our adjusted property EBITDA by 20.5% to $624 million.

“We have invested approximately $13 billion in Macao since 2002, while consistently contributing to Macao’s diversification and appeal as a business and leisure tourism destination. We continue to lead the market not only in Integrated Resort development, but in the long-term and vital investment in the marketing of Macao as Asia’s leading business and leisure tourism destination. We remain confident that our market-leading Cotai Strip portfolio of properties will continue to provide the economic benefits of diversification to Macao, help attract greater numbers of business and leisure travelers, and provide both Macao and our Company with a superior platform for future growth.

“Marina Bay Sands in Singapore continues to attract increasing numbers of business and leisure visitors from across the region and to deliver the economic benefits of our convention-based business model to Singapore. We are pleased to have established the property as a reference site for other cities and countries that are considering harnessing the power of the convention-based Integrated Resort business model. Marina Bay Sands' innovative programming, consistent mass gaming play, strength in non-gaming revenues and higher hold in VIP play compared to the same quarter last year contributed to an increase of 32.7% in adjusted property EBITDA, which reached $365 million for the quarter.

“At The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, record convention and group meeting business and cost discipline enabled us to deliver 40.2% growth in adjusted property EBITDA compared to the same quarter last year. Adjusted property EBITDA of $122 million was our best quarterly result since 2008.”

The company's recurring quarterly dividend remains the cornerstone of our program to return excess capital to shareholders, and the company paid a recurring quarterly dividend of $0.73 per common share during the quarter. The company announced that its next recurring quarterly dividend of $0.73 per common share will be paid on June 30, 2017, to Las Vegas Sands shareholders of record on June 22, 2017. The company also repurchased approximately $150 million of common stock (2.7 million shares at a weighted average price of $55.06) during the quarter ended March 31, 2017.

“Looking ahead we remain focused on the execution of our proven global growth strategy, which leverages the power of our unique convention-based Integrated Resort business model. We remain confident in our ability to bring the economic benefits of our proven business model to promising new markets around the world as they emerge and develop in the future.”

Company-Wide Operating Results

Net revenue for the first quarter of 2017 increased 14.3% to $3.11 billion, compared to $2.72 billion in the first quarter of 2016. Net income increased 41.3% to $578 million in the first quarter of 2017, compared to $409 million in the year-ago quarter.

On a GAAP (accounting principles generally accepted in the United States of America) basis, operating income in the first quarter of 2017 increased 30.2% to $763 million, compared to $586 million in the first quarter of 2016. The increase in operating income was a result of stronger results across the company's Macao, Singapore and Las Vegas property portfolio, partially offset by higher depreciation and amortization expenses during the quarter due primarily to the opening of The Parisian Macao in September 2016. Consolidated adjusted property EBITDA (a non-GAAP measure) of $1.15 billion increased 24.9% in the first quarter of 2017, compared to the year-ago quarter. On a hold-normalized basis, adjusted property EBITDA was $1.14 billion in the first quarter of 2017, an increase of 9.5% from the prior-year quarter.

On a GAAP basis, net income attributable to Las Vegas Sands in the first quarter of 2017 increased 50.0% to $480 million, compared to $320 million in the first quarter of 2016, while diluted earnings per share in the first quarter of 2017 of $0.60 also represented an increase of 50.0% compared to the prior-year quarter. The increase in net income attributable to Las Vegas Sands reflected the increase in operating income described above, partially offset by increases in net income attributable to noncontrolling interests, interest expense and income tax expense.

Adjusted net income attributable to Las Vegas Sands (a non-GAAP measure) increased 40.5% to $527 million, or $0.66 per diluted share, compared to $375 million, or $0.47 per diluted share, in the first quarter of 2016.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. (SCL) increased 15.3% to $1.88 billion in the first quarter of 2017, compared to $1.63 billion in the first quarter of 2016. Net income for SCL increased 11.9% to $349 million in the first quarter of 2017, compared to $312 million in the first quarter of 2016.

The Venetian Macao First Quarter Operating Results

The property generated revenue of $741 million and adjusted property EBITDA of $289 million in the first quarter, with an adjusted property EBITDA margin of 39.0%, reflecting 7.8% growth in adjusted property EBITDA and a 320 basis point increase in EBITDA margin compared to the first quarter of 2016. Non-Rolling Chip drop was $1.73 billion for the quarter, with a Non-Rolling Chip win percentage of 25.5%. Rolling Chip volume was $6.15 billion, with a Rolling Chip win percentage of 3.97%, above the expected range and the 3.21% experienced in the prior-year quarter. Slot handle was $653 million for the quarter.

The following table summarizes the key operating results for The Venetian Macao for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
The Venetian Macao Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$646	$655	$(9)	(1.4)%
Rooms	44	46	(2)	(4.3)%
Food and Beverage	19	21	(2)	(9.5)%
Mall	51	49	2	4.1%
Convention, Retail and Other	17	14	3	21.4%
Less - Promotional Allowances	(36)	(36)	—	—
Net Revenues	$741	$749	$(8)	(1.1)%

Adjusted Property EBITDA	$289	$268	$21	7.8%
EBITDA Margin %	39.0%	35.8%		3.2 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$6,149	$8,226	$(2,077)	(25.2)%
Rolling Chip Win %(1)	3.97%	3.21%		0.76 pts

Non-Rolling Chip Drop	$1,728	$1,770	$(42)	(2.4)%
Non-Rolling Chip Win %	25.5%	25.1%		0.4 pts

Slot Handle	$653	$1,070	$(417)	(39.0)%
Slot Hold %	5.4%	4.4%		1.0 pts

Hotel Statistics

Occupancy %	86.5%	77.7%		8.8 pts
Average Daily Rate (ADR)	$209	$226	$(17)	(7.5)%
Revenue per Available Room (RevPAR)	$181	$176	$5	2.8%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Cotai Central First Quarter Operating Results

Revenue and adjusted property EBITDA for the first quarter of 2017 at Sands Cotai Central were $467 million and $143 million, respectively, resulting in an adjusted property EBITDA margin of 30.6%.

Non-Rolling Chip drop was $1.47 billion in the first quarter, with a Non-Rolling Chip win percentage of 20.0%. Rolling Chip volume was $2.90 billion for the quarter, with a Rolling Chip win percentage of 2.97%. Slot handle was $1.19 billion for the quarter.

The following table summarizes our key operating results for Sands Cotai Central for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
Sands Cotai Central Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$390	$459	$(69)	(15.0)%
Rooms	66	67	(1)	(1.5)%
Food and Beverage	25	26	(1)	(3.8)%
Mall	19	15	4	26.7%
Convention, Retail and Other	6	5	1	20.0%
Less - Promotional Allowances	(39)	(42)	3	(7.1)%
Net Revenues	$467	$530	$(63)	(11.9)%

Adjusted Property EBITDA	$143	$163	$(20)	(12.3)%
EBITDA Margin %	30.6%	30.8%		(0.2) pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,900	$3,603	$(703)	(19.5)%
Rolling Chip Win %(1)	2.97%	3.92%		(0.95) pts

Non-Rolling Chip Drop	$1,469	$1,504	$(35)	(2.3)%
Non-Rolling Chip Win %	20.0%	20.9%		(0.9) pts

Slot Handle	$1,189	$1,559	$(370)	(23.7)%
Slot Hold %	4.0%	3.5%		0.5 pts

Hotel Statistics

Occupancy %	79.4%	77.1%		2.3 pts
Average Daily Rate (ADR)	$150	$155	$(5)	(3.2)%
Revenue per Available Room (RevPAR)	$119	$119	$—	—

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

The Parisian Macao First Quarter Operating Results

The Parisian Macao opened on September 13, 2016. Revenue and adjusted property EBITDA at The Parisian Macao were $318 million and $82 million, respectively, resulting in an adjusted property EBITDA margin of 25.8%.

Non-Rolling Chip drop was $983 million, with a Non-Rolling Chip win percentage of 18.2%. Rolling Chip volume was $3.72 billion, with a Rolling Chip win percentage of 2.82%, below the fourth quarter 2016 win percentage of 4.52%. Slot handle was $854 million for the quarter.

The following table summarizes our key operating results for The Parisian Macao in the first quarter of 2017 compared to the fourth quarter of 2016:

	Three Months Ended
The Parisian Macao Operations	March 31,	December 31,
(Dollars in millions)	2017(1)	2016	$ Change	Change
Revenues:
Casino	$279	$301	(22)	(7.3)%
Rooms	29	30	(1)	(3.3)%
Food and Beverage	16	17	(1)	(5.9)%
Mall	17	18	(1)	(5.6)%
Convention, Retail and Other	5	6	(1)	(16.7)%
Less - Promotional Allowances	(28)	(28)	—	—
Net Revenues	$318	$344	(26)	(7.6)%

Adjusted Property EBITDA	$82	$95	(13)	(13.7)%
EBITDA Margin %	25.8%	27.6%		(1.8) pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,722	$3,313	409	12.3%
Rolling Chip Win %(2)	2.82%	4.52%		(1.70) pts

Non-Rolling Chip Drop	$983	$895	88	9.8%
Non-Rolling Chip Win %	18.2%	18.3%		(0.1) pts

Slot Handle	$854	$803	51	6.4%
Slot Hold %	4.0%	4.4%		(0.4) pts

Hotel Statistics

Occupancy %	81.9%	91.1%		(9.2) pts
Average Daily Rate (ADR)	$136	$138	(2)	(1.4)%
Revenue per Available Room (RevPAR)	$112	$126	(14)	(11.1)%

(1)	The Parisian Macao opened in September 2016.
(2)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Four Seasons Hotel Macao and Plaza Casino First Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated revenue of $143 million and adjusted property EBITDA of $51 million, resulting in an adjusted property EBITDA margin of 35.7% in the first quarter of 2017. Non-Rolling Chip drop was $303 million, with a Non-Rolling Chip win percentage of 21.8%, above the 19.1% experienced in the prior-year quarter. Rolling Chip volume was $1.83 billion for the quarter. Rolling Chip win percentage of 3.58% in the first quarter was above the prior year and the expected range. Slot handle increased 7.8% to $97 million during the quarter.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$107	$111	$(4)	(3.6)%
Rooms	8	8	—	—
Food and Beverage	7	7	—	—
Mall	31	31	—	—
Convention, Retail and Other	1	1	—	—
Less - Promotional Allowances	(11)	(10)	(1)	10.0%
Net Revenues	$143	$148	$(5)	(3.4)%

Adjusted Property EBITDA	$51	$48	$3	6.3%
EBITDA Margin %	35.7%	32.4%		3.3 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$1,830	$2,621	$(791)	(30.2)%
Rolling Chip Win %(1)	3.58%	3.22%		0.36 pts

Non-Rolling Chip Drop	$303	$300	$3	1.0%
Non-Rolling Chip Win %	21.8%	19.1%		2.7 pts

Slot Handle	$97	$90	$7	7.8%
Slot Hold %	7.4%	6.8%		0.6 pts

Hotel Statistics

Occupancy %	79.0%	69.0%		10.0 pts
Average Daily Rate (ADR)	$371	$358	$13	3.6%
Revenue per Available Room (RevPAR)	$293	$247	$46	18.6%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Sands Macao First Quarter Operating Results

Sands Macao’s revenue increased 4.0% to $182 million and adjusted property EBITDA increased 74.2% to $54 million. Non-Rolling Chip drop was $613 million during the quarter, while slot handle was $596 million. Rolling Chip volume was $1.91 billion for the quarter. The property realized 2.60% win on Rolling Chip volume during the quarter, above the 2.45% experienced in the year-ago quarter.

The following table summarizes our key operating results for Sands Macao for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
Sands Macao Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$176	$170	$6	3.5%
Rooms	5	5	—	—
Food and Beverage	7	7	—	—
Convention, Retail and Other	2	2	—	—
Less - Promotional Allowances	(8)	(9)	1	(11.1)%
Net Revenues	$182	$175	$7	4.0%

Adjusted Property EBITDA	$54	$31	$23	74.2%
EBITDA Margin %	29.7%	17.7%		12.0 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$1,913	$2,241	$(328)	(14.6)%
Rolling Chip Win %(1)	2.60%	2.45%		0.15 pts

Non-Rolling Chip Drop	$613	$700	$(87)	(12.4)%
Non-Rolling Chip Win %	20.0%	16.9%		3.1 pts

Slot Handle	$596	$658	$(62)	(9.4)%
Slot Hold %	3.4%	3.3%		0.1 pts

Hotel Statistics

Occupancy %	97.9%	95.8%		2.1 pts
Average Daily Rate (ADR)	$195	$207	$(12)	(5.8)%
Revenue per Available Room (RevPAR)	$191	$198	$(7)	(3.5)%

(1)
This compares to our expected Rolling Chip win percentage of 3.0% to 3.3% (calculated before discounts and commissions). We revised the expected range due to the Rolling Chip win percentage experienced over the last several years.

Marina Bay Sands First Quarter Operating Results

Marina Bay Sands' revenue increased 15.9% to $700 million and adjusted property EBITDA increased 32.7% to $365 million.

Rolling Chip win percentage of 2.52% in the first quarter of 2017 was above the 1.42% achieved in the first quarter of 2016. Rolling Chip volume was $8.92 billion for the quarter.

Non-Rolling Chip drop was $967 million during the quarter, with a Non-Rolling Chip win percentage of 29.5%. Slot handle increased 1.9% to $3.42 billion for the quarter compared to the year-ago quarter. Total mass win-per-day during the quarter was $4.80 million, consistent with the same quarter last year.

ADR increased 10.4% to $435, while RevPAR increased 9.3% compared to the same quarter last year, to reach $422.

The following table summarizes our key operating results for Marina Bay Sands for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
Marina Bay Sands Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$550	$453	$97	21.4%
Rooms	94	89	5	5.6%
Food and Beverage	46	46	—	—
Mall	38	39	(1)	(2.6)%
Convention, Retail and Other	24	21	3	14.3%
Less - Promotional Allowances	(52)	(44)	(8)	18.2%
Net Revenues	$700	$604	$96	15.9%

Adjusted Property EBITDA	$365	$275	$90	32.7%
EBITDA Margin %	52.1%	45.5%		6.6 pts

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$8,916	$9,632	$(716)	(7.4)%
Rolling Chip Win %(1)	2.52%	1.42%		1.10 pts

Non-Rolling Chip Drop	$967	$1,007	$(40)	(4.0)%
Non-Rolling Chip Win %	29.5%	29.1%		0.4 pts

Slot Handle	$3,420	$3,355	$65	1.9%
Slot Hold %	4.3%	4.3%		—

Hotel Statistics

Occupancy %	96.9%	97.9%		(1.0) pts
Average Daily Rate (ADR)	$435	$394	$41	10.4%
Revenue per Available Room (RevPAR)	$422	$386	$36	9.3%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Operations First Quarter Operating Results

Revenue at The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, increased 12.7% to $434 million, while adjusted property EBITDA increased 40.2% to $122 million. Record convention and group meeting business contributed to the best quarterly adjusted property EBITDA performance in Las Vegas since 2008. EBITDA margin expanded 550 basis points to 28.1%. RevPAR increased 9.5% year-over-year to $253 in the quarter, reflecting a 6.8% increase in ADR to $268 and a 2.2 percentage point increase in occupancy to 94.3%.  Table games drop decreased 10.5% in the quarter to $433 million, reflecting softer play in the Baccarat segment, while slot handle increased 3.1% to $604 million.

The following table summarizes our key operating results for our Las Vegas operations for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
Las Vegas Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$123	$104	$19	18.3%
Rooms	157	148	9	6.1%
Food and Beverage	86	74	12	16.2%
Convention, Retail and Other	90	84	6	7.1%
Less - Promotional Allowances	(22)	(25)	3	(12.0)%
Net Revenues	$434	$385	$49	12.7%

Adjusted Property EBITDA	$122	$87	$35	40.2%
EBITDA Margin %	28.1%	22.6%		5.5 pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$433	$484	$(51)	(10.5)%
Table Games Win %(1)	21.5%	15.9%		5.6 pts

Slot Handle	$604	$586	$18	3.1%
Slot Hold %	7.7%	8.1%		(0.4) pts

Hotel Statistics

Occupancy %	94.3%	92.1%		2.2 pts
Average Daily Rate (ADR)	$268	$251	$17	6.8%
Revenue per Available Room (RevPAR)	$253	$231	$22	9.5%

(1)
This compares to our expected Baccarat win percentage of 18.0% to 26.0% and our expected non-Baccarat win percentage of 16.0% to 24.0% (calculated before discounts). We revised the expected ranges due to the respective win percentages experienced over the last several years.

Sands Bethlehem First Quarter Operating Results

Revenue and adjusted property EBITDA at Sands Bethlehem were $142 million and $36 million, respectively, for the quarter. Table games drop decreased 4.3% to $269 million for the quarter, while table games win percentage was 20.2%, above the 19.8% realized in the first quarter of 2016. Slot handle increased 7.3% year-over-year to $1.16 billion for the quarter, with a slot hold percentage of 6.7%.

The following table summarizes our key operating results for Sands Bethlehem for the first quarter of 2017 compared to the first quarter of 2016:

	Three Months Ended
Sands Bethlehem Operations	March 31,
(Dollars in millions)	2017	2016	$ Change	Change
Revenues:
Casino	$133	$130	$3	2.3%
Rooms	3	3	—	—
Food and Beverage	7	7	—	—
Mall	1	1	—	—
Convention, Retail and Other	5	5	—	—
Less - Promotional Allowances	(7)	(7)	—	—
Net Revenues	$142	$139	$3	2.2%

Adjusted Property EBITDA	$36	$38	$(2)	(5.3)%
EBITDA Margin %	25.4%	27.3%		(1.9) pts

Gaming Statistics
(Dollars in millions)

Table Games Drop	$269	$281	$(12)	(4.3)%
Table Games Win %(1)	20.2%	19.8%		0.4 pts

Slot Handle	$1,161	$1,082	$79	7.3%
Slot Hold %	6.7%	7.0%		(0.3) pts

Hotel Statistics

Occupancy %	90.1%	90.7%		(0.6) pts
Average Daily Rate (ADR)	$158	$153	$5	3.3%
Revenue per Available Room (RevPAR)	$142	$138	$4	2.9%

(1)	This compares to our expected table games win percentage of 14.0% to 16.0% (calculated before discounts).

Asian Retail Mall Operations

Gross revenue from tenants in the company’s retail malls on Macao’s Cotai Strip (The Venetian Macao, Four Seasons Macao, Sands Cotai Central and The Parisian Macao) and Marina Bay Sands in Singapore increased 16.4% to $156 million for the first quarter of 2017, compared to the first quarter of 2016. Operating profit derived from these retail mall assets increased 16.7% year-over-year to $140 million.

	For The Three Months Ended March 31, 2017					TTM March 31, 2017
(Dollars in millions except per square foot data)	Gross Revenue(1)	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.(2)
Shoppes at Venetian	$51	$46	90.2%	777,509	97.6%	$1,330

Shoppes at Four Seasons
Luxury Retail	21	20	95.2%	142,562	100.0%	4,283
Other Stores	10	9	90.0%	116,841	98.4%	1,451
Total	31	29	93.5%	259,403	99.3%	3,053

Shoppes at Cotai Central(3)	19	17	89.5%	407,028	94.2%	896

Shoppes at Parisian(4)	17	15	88.2%	299,778	92.6%	N/A

Total Cotai Strip in Macao	118	107	90.7%	1,743,718	96.2%	1,581

The Shoppes at Marina Bay Sands	38	33	86.8%	612,567	97.3%	1,431

Total	$156	$140	89.7%	2,356,285	96.5%	$1,536

(1)	Gross revenue figures are net of intersegment revenue eliminations.
(2)	Tenant sales per square foot reflect sales from tenants only after the tenant has been open for a period of 12 months.
(3)	At completion of all phases, the Shoppes at Cotai Central will feature up to 600,000 square feet of gross leasable area.
(4)	The Shoppes at Parisian opened in September 2016.

Other Factors Affecting Earnings

Depreciation and amortization expense was $321 million in the first quarter of 2017, compared to $260 million in the first quarter of 2016. This increase was driven primarily by the opening of The Parisian Macao.

Interest expense, net of amounts capitalized, was $78 million for the first quarter of 2017, compared to $69 million in the prior-year quarter. Capitalized interest was nominal during the first quarter of 2017, compared to $10 million during the first quarter of 2016. Our weighted average borrowing cost in the first quarter of 2017 was approximately 3.0%.

Other expense, which was comprised primarily of foreign currency losses and a mark-to-market loss on Singapore dollar forward contracts, was $36 million for the first quarter of 2017, compared to $47 million in the first quarter of 2016.

The company’s effective income tax rate for the first quarter of 2017 was 10.7% compared to 13.3% in the prior-year quarter. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

The net income attributable to noncontrolling interests during the first quarter of 2017 of $98 million was principally related to SCL.

Balance Sheet Items

Unrestricted cash balances as of March 31, 2017 were $1.96 billion.

As of March 31, 2017, total debt outstanding, including the current portion and net of deferred financing costs (excluding those costs related to our revolving facilities) and original issue discount, was $9.79 billion.

Capital Expenditures

Capital expenditures during the first quarter totaled $202 million, including construction, development and maintenance activities of $114 million in Macao, $56 million at Marina Bay Sands, $27 million in Las Vegas and $5 million at Sands Bethlehem.

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Conference Call Information

The company will host a conference call to discuss the company's results on Wednesday, April 26, 2017 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.sands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new development, construction and ventures, substantial leverage and debt service, fluctuations in currency exchange rates, government regulation, tax law changes, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao, our subsidiaries’ ability to make distribution payments to us, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants and many other amenities.

Our properties include The Venetian and The Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd. (HK: 1928), LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central, and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for more than 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
First Quarter 2017 Results
Non-GAAP Measures

Within the company’s first quarter 2017 press release, the company makes reference to certain non-GAAP financial measures that supplement the company’s consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including “adjusted net income,” “adjusted earnings per diluted share,” and “consolidated adjusted property EBITDA,” which have directly comparable GAAP financial measures along with “adjusted property EBITDA margin,” “hold-normalized adjusted property EBITDA,” “hold-normalized adjusted property EBITDA margin,” “hold-normalized adjusted net income,” and “hold-normalized adjusted earnings per diluted share.” The company believes these measures represent important internal measures of financial performance. Set forth in the financial schedules accompanying this release are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measure disclosure by the company has limitations and should not be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP. The definitions of our non-GAAP financial measures and the specific reasons why the company’s management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding the company’s financial condition, results of operations and cash flows are presented below.

The following non-GAAP financial measures are used by management, as well as industry analysts, to evaluate the company’s operations and operating performance. These non-GAAP financial measures are presented so that investors have the same financial data that management uses in evaluating financial performance with the belief that it will assist the investment community in properly assessing the underlying financial performance of the company on a year-over-year and a quarter sequential basis.

Adjusted net income, which is a non-GAAP financial measure, excludes certain non-recurring corporate expenses, pre-opening expense, development expense, gain or loss on disposal of assets, loss on modification or early retirement of debt and other income or expense, attributable to Las Vegas Sands, net of income tax. Adjusted net income and adjusted earnings per diluted share are presented as supplemental disclosures as management believes they are (1) each widely used measures of performance by industry analysts and investors and (2) a principal basis for valuation of Integrated Resort companies, as these non-GAAP measures are considered by many as alternative measures on which to base expectations for future results. These measures also form the basis of certain internal management performance expectations.

Consolidated adjusted property EBITDA, which is a non-GAAP financial measure, is net income before stock-based compensation expense, corporate expense, pre-opening expense, development expense, depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, interest, other income or expense, gain or loss on modification or early retirement of debt and income taxes. Management utilizes consolidated adjusted property EBITDA to compare the operating profitability of its operations with those of its competitors, as well as a basis for determining certain incentive compensation. Integrated Resort companies have historically reported adjusted property EBITDA as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, Integrated Resort companies, including Las Vegas Sands Corp., have historically excluded certain expenses that do not relate to the management of specific properties, such as pre-opening expense, development expense and corporate expense, from their adjusted property EBITDA calculations. Consolidated adjusted property EBITDA should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity), in each case, as determined in accordance with GAAP. The company has significant uses of cash flow, including capital expenditures, dividend payments, interest payments and debt principal payments, which are not reflected in consolidated adjusted property EBITDA. Not all companies calculate adjusted property EBITDA in the same manner. As a result, consolidated adjusted property EBITDA as presented by Las Vegas Sands Corp. may not be directly comparable to similarly titled measures presented by other companies.

Hold-normalized adjusted property EBITDA, a supplemental non-GAAP financial measure, that, in addition to the aforementioned reasons for the presentation of consolidated adjusted property EBITDA, is presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period. Hold-normalized adjusted property EBITDA is based on applying a Rolling Chip win percentage of 3.15% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 3.0% to 3.3% for our Macao properties, applying a Rolling Chip win percentage of 2.85% to the Rolling Chip volume for the quarter if the actual win percentage is outside the expected range of 2.7% to 3.0% for our Singapore property, and applying a win percentage of 22.0% for Baccarat and 20.0% for non-Baccarat games to the respective table games drops for the quarter if the actual win percentages are outside the expected ranges of 18.0% to 26.0% for Baccarat and 16.0% to 24.0% for non-Baccarat at our Las Vegas properties. No hold adjustments are made for Sands Bethlehem. We do not present adjustments for Non-Rolling Chip drop for our table games play at our Macao and Singapore properties, nor for slots at any of our properties. Hold-normalized adjusted property EBITDA is also adjusted for the estimated gaming taxes, commissions paid to third parties on the incremental win, bad debt expense, discounts and other incentives that would have been incurred when applying the win percentages noted above to the respective gaming volumes. The hold-normalized adjusted property EBITDA measure presents a consistent measure for evaluating the operating performance of our properties from period to period.

Hold-normalized adjusted net income and hold-normalized adjusted earnings per diluted share are additional supplemental non-GAAP financial measures that, in addition to the aforementioned reasons for the presentation of adjusted net income and adjusted earnings per diluted share, are presented to adjust for the impact of certain variances in table games’ win percentages, which can vary from period to period.

The company may also present the above items on a constant currency basis. This information is a non-GAAP financial measure that is calculated by translating current quarter local currency amounts to U.S. dollars based on prior period exchange rates. These amounts are compared to the prior period to derive non-GAAP constant-currency growth/decline. Management considers non-GAAP constant-currency growth/decline to be a useful metric to investors and management as it allows a more direct comparison of current performance to historical performance.

The company also makes reference to adjusted property EBITDA margin and hold-normalized adjusted property EBITDA margin, which are calculated using the aforementioned non-GAAP financial measures.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Casino	$2,404	$2,082
Rooms	406	366
Food and beverage	213	188
Mall	157	135
Convention, retail and other	134	124
	3,314	2,895
Less - promotional allowances	(208)	(178)
	3,106	2,717
Operating expenses:
Resort operations	1,962	1,804
Corporate	42	47
Pre-opening	2	9
Development	3	2
Depreciation and amortization	321	260
Amortization of leasehold interests in land	10	10
(Gain) loss on disposal or impairment of assets	3	(1)
	2,343	2,131
Operating income	763	586
Other income (expense):
Interest income	3	2
Interest expense, net of amounts capitalized	(78)	(69)
Other expense	(36)	(47)
Loss on modification or early retirement of debt	(5)	—
Income before income taxes	647	472
Income tax expense	(69)	(63)
Net income	578	409
Net income attributable to noncontrolling interests	(98)	(89)
Net income attributable to Las Vegas Sands Corp.	$480	$320

Earnings per share:
Basic	$0.60	$0.40
Diluted	$0.60	$0.40

Weighted average shares outstanding:
Basic	794	794
Diluted	795	795

Dividends declared per common share	$0.73	$0.72

Las Vegas Sands Corp. and Subsidiaries
Net Revenues and Adjusted Property EBITDA
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net Revenues
The Venetian Macao	$741	$749
Sands Cotai Central	467	530
The Parisian Macao	318	—
Four Seasons Hotel Macao and Plaza Casino	143	148
Sands Macao	182	175
Ferry Operations and Other	41	39
Macao Operations	1,892	1,641

Marina Bay Sands	700	604
Las Vegas Operating Properties	434	385
Sands Bethlehem	142	139
Intersegment Eliminations	(62)	(52)
	$3,106	$2,717

Adjusted Property EBITDA
The Venetian Macao	$289	$268
Sands Cotai Central	143	163
The Parisian Macao	82	—
Four Seasons Hotel Macao and Plaza Casino	51	48
Sands Macao	54	31
Ferry Operations and Other	5	8
Macao Operations	624	518

Marina Bay Sands	365	275
Las Vegas Operating Properties	122	87
Sands Bethlehem	36	38
	$1,147	$918

Adjusted Property EBITDA as a Percentage of Net Revenues
The Venetian Macao	39.0%	35.8%
Sands Cotai Central	30.6%	30.8%
The Parisian Macao	25.8%	—%
Four Seasons Hotel Macao and Plaza Casino	35.7%	32.4%
Sands Macao	29.7%	17.7%
Ferry Operations and Other	12.2%	20.5%
Macao Operations	33.0%	31.6%

Marina Bay Sands	52.1%	45.5%
Las Vegas Operating Properties	28.1%	22.6%
Sands Bethlehem	25.4%	27.3%

Total	36.9%	33.8%

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Casino Statistics:
The Venetian Macao:
Table games win per unit per day (1)	$13,829	$12,107
Slot machine win per unit per day (2)	$260	$270
Average number of table games	550	643
Average number of slot machines	1,498	1,914

Sands Cotai Central:
Table games win per unit per day (1)	$10,425	$9,708
Slot machine win per unit per day (2)	$334	$316
Average number of table games	404	517
Average number of slot machines	1,581	1,901

The Parisian Macao: (3)
Table games win per unit per day (1)	$8,203
Slot machine win per unit per day (2)	$248
Average number of table games	384
Average number of slot machines	1,540

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (1)	$14,478	$15,792
Slot machine win per unit per day (2)	$641	$459
Average number of table games	101	99
Average number of slot machines	126	146

Sands Macao:
Table games win per unit per day (1)	$9,241	$7,162
Slot machine win per unit per day (2)	$280	$264
Average number of table games	207	266
Average number of slot machines	809	916

Marina Bay Sands:
Table games win per unit per day (1)	$9,708	$7,769
Slot machine win per unit per day (2)	$653	$664
Average number of table games	583	608
Average number of slot machines	2,499	2,411

Las Vegas Operating Properties:
Table games win per unit per day (1)	$4,110	$3,468
Slot machine win per unit per day (2)	$258	$258
Average number of table games	252	244
Average number of slot machines	1,996	2,036

Sands Bethlehem:
Table games win per unit per day (1)	$3,401	$3,455
Slot machine win per unit per day (2)	$272	$276
Average number of table games	177	177
Average number of slot machines	3,159	3,012

(1)	Table games win per unit per day is shown before discounts and commissions.
(2)	Slot machine win per unit per day is shown before deducting cost for slot points.
(3)	The Parisian Macao opened on September 13, 2016.

	Three Months Ended
	March 31,
	2017	2016
Room Statistics:
The Venetian Macao:
Occupancy %	86.5%	77.7%
Average daily room rate (ADR) (1)	$209	$226
Revenue per available room (RevPAR) (2)	$181	$176

Sands Cotai Central:
Occupancy %	79.4%	77.1%
Average daily room rate (ADR) (1)	$150	$155
Revenue per available room (RevPAR) (2)	$119	$119

The Parisian Macao: (3)
Occupancy %	81.9%
Average daily room rate (ADR) (1)	$136
Revenue per available room (RevPAR) (2)	$112

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	79.0%	69.0%
Average daily room rate (ADR) (1)	$371	$358
Revenue per available room (RevPAR) (2)	$293	$247

Sands Macao:
Occupancy %	97.9%	95.8%
Average daily room rate (ADR) (1)	$195	$207
Revenue per available room (RevPAR) (2)	$191	$198

Marina Bay Sands:
Occupancy %	96.9%	97.9%
Average daily room rate (ADR) (1)	$435	$394
Revenue per available room (RevPAR) (2)	$422	$386

Las Vegas Operating Properties:
Occupancy %	94.3%	92.1%
Average daily room rate (ADR) (1)	$268	$251
Revenue per available room (RevPAR) (2)	$253	$231

Sands Bethlehem:
Occupancy %	90.1%	90.7%
Average daily room rate (ADR) (1)	$158	$153
Revenue per available room (RevPAR) (2)	$142	$138

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.
(2)	RevPAR is calculated by dividing total room revenue by total rooms available.
(3)	The Parisian Macao opened on September 13, 2016.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following is a reconciliation of Net Income to Consolidated Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended
	March 31,
	2017	2016
Net income	$578	$409
Add (deduct):
Income tax expense	69	63
Loss on modification or early retirement of debt	5	—
Other expense	36	47
Interest expense, net of amounts capitalized	78	69
Interest income	(3)	(2)
(Gain) loss on disposal or impairment of assets	3	(1)
Amortization of leasehold interests in land	10	10
Depreciation and amortization	321	260
Development expense	3	2
Pre-opening expense	2	9
Stock-based compensation (1)	3	5
Corporate expense	42	47
Consolidated Adjusted Property EBITDA	$1,147	$918

Hold-normalized casino revenue (2)	(14)	148
Hold-normalized casino expense (2)	3	(29)
Consolidated Hold-Normalized Adjusted Property EBITDA	$1,136	$1,037

(1)
During the three months ended March 31, 2017 and 2016, the company recorded stock-based compensation expense of $10 million and $14 million, respectively, of which $7 million and $8 million, respectively, is included in corporate expense and $1 million, during the three months ended March 31, 2016, is included in pre-opening and development expense on the company's condensed consolidated statements of operations.

(2)	See the reconciliation of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions)
(Unaudited)

The following are reconciliations of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended March 31, 2017

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$624	$(41)	$9	$592
Marina Bay Sands	365	29	(6)	388
United States:
Las Vegas Operating Properties	122	(2)	—	120
Sands Bethlehem	36	—	—	36
	$1,147	$(14)	$3	$1,136

	Three Months Ended March 31, 2016

				Hold-Normalized
	Adjusted	Hold-Normalized	Hold-Normalized	Adjusted
	Property	Casino	Casino	Property
	EBITDA	Revenue (1)	Expense (2)	EBITDA
Macao Operations	$518	$—	$—	$518
Marina Bay Sands	275	135	(27)	383
United States:
Las Vegas Operating Properties	87	13	(2)	98
Sands Bethlehem	38	—	—	38
	$918	$148	$(29)	$1,037

(1)
For Macao Property Operations and Marina Bay Sands, this represents the estimated incremental casino revenue related to Rolling volume play that would have been earned or lost had the company's current period win percentage equaled 3.15% for Macao Operations and 2.85% for Marina Bay Sands. This calculation will only be applied if the current period win percentage is outside the expected range of 3.0% to 3.3% for Macao Operations and 2.7% to 3.0% for Marina Bay Sands. The company revised the expected target and range for its Macao Operations due to the Rolling win percentage experienced over the last several years. The prior year non-GAAP measurement for our Macao Operations has also been adjusted to reflect this change for comparison purposes.

For the Las Vegas Operating Properties, this represents the estimated incremental casino revenue related to all table games play that would have been earned or lost had the company's current period win percentage equaled 22.0% for Baccarat and 20.0% for non-Baccarat. This calculation will only be applied if the current period win percentages for Baccarat and non-Baccarat are outside the expected ranges of 18.0% to 26.0% and 16.0% to 24.0%, respectively. The company revised the expected target and range for its Las Vegas Operating Properties due to the win percentage experienced over the last several years. The prior year non-GAAP measurement has also been adjusted to reflect this change for comparison purposes.

For Sands Bethlehem, no adjustments have been made.

These amounts have been offset by the estimated commissions paid and discounts and other incentives rebated directly or indirectly to customers.

(2)
Represents the estimated incremental expenses (gaming taxes, bad debt expense and commissions paid to third parties) that would have been incurred or avoided on the incremental casino revenue calculated in (1) above.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure Reconciliation
(In millions, except per share data)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Net Income and Hold-Normalized Adjusted Net Income:

	Three Months Ended
	March 31,
	2017	2016 (1)
Net income attributable to Las Vegas Sands Corp.	$480	$320

Pre-opening expense	2	9
Development expense	3	2
(Gain) loss on disposal or impairment of assets	3	(1)
Other expense	36	47
Loss on modification or early retirement of debt	5	—
Income tax impact on net income adjustments (2)	—	—
Noncontrolling interest impact on net income adjustments	(2)	(2)
Adjusted net income	$527	$375

Hold-normalized casino revenue (3)	(14)	148
Hold-normalized casino expense (3)	3	(29)
Income tax impact on hold adjustments (2)	(3)	(22)
Noncontrolling interest impact on hold adjustments	10	—
Hold-normalized adjusted net income	$523	$472

The following is a reconciliation of Diluted Earnings per Share to Adjusted Earnings per Diluted Share and Hold-Normalized Adjusted Earnings per Diluted Share:

	Three Months Ended
	March 31,
	2017	2016 (1)
Per diluted share of common stock:
Net income attributable to Las Vegas Sands Corp.	$0.60	0.40

Pre-opening expense	—	0.01
Development expense	—	—
(Gain) loss on disposal or impairment of assets	—	—
Other expense	0.05	0.06
Loss on modification or early retirement of debt	0.01	—
Income tax impact on net income adjustments	—	—
Noncontrolling interest impact on net income adjustments	—	—
Adjusted earnings per diluted share	$0.66	$0.47

Hold-normalized casino revenue	(0.01)	0.19
Hold-normalized casino expense	—	(0.04)
Income tax impact on hold adjustments	—	(0.03)
Noncontrolling interest impact on hold adjustments	0.01	—
Hold-normalized adjusted earnings per diluted share	$0.66	$0.59

Weighted average diluted shares outstanding	795	795

(1)	The information for the three months ended March 31, 2016, has been updated to conform to the current presentation.
(2)
The income tax impact for each adjustment is derived by applying the effective tax rate, including current and deferred income tax expense, based upon the jurisdiction and the nature of the adjustment.

(3)	See the reconciliation of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA.